Exhibit 10.4

AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
Private & Confidential (Addressee Only)

{EMPNAME}
We are pleased to advise you (the “Optionee”) that you have been granted an option to purchase that number of shares of Analog Devices, Inc. Common Stock set forth below subject to the terms and conditions of the Analog Devices, Inc. Amended and Restated 2006 Stock Incentive Plan (the “Plan”) and this Non-Qualified Stock Option Agreement (the “Option”). The grant of this Option reflects Analog’s confidence in your commitment and contributions to the success and continued growth of Analog Devices, Inc., a Massachusetts corporation (the “Company”).
All terms not defined herein shall have the meanings assigned to such terms in the Plan.

1.
Grant of Option: This Agreement confirms that, subject to the terms and conditions of the Plan, the Company has granted to the Optionee, effective on the Date of Grant set forth below, an option to purchase shares of the Company’s Common Stock (the “Option Shares”) as follows:

Date of Grant:    {GRANTDATE}
Number of Option Shares Granted:    {SOSHARESGRANTED}
Option Exercise Price Per Share:    {EXERCISEPRICE}

2.
Vesting and Exercise of Option: The Option vests and becomes exercisable in full on the earlier of {GRANTDATE+1} or the date of the Company’s next annual meeting of shareholders, subject to your continued status as a member of the Board of Directors of the Company (a “Director”)

3.	Term of Option; Termination of Service:

(a)
Except as otherwise provided below, (a) unless earlier exercised, the Option shall terminate on, and shall not be exercisable after three (3) months after the Optionee ceases to be a Director of the Company, and (b) the Option shall be exercisable by the Optionee (or his or her successor in interest) only to the extent that such Option was exercisable on or prior to the date of such termination.

(b)
If the Optionee dies while a Director of the Company, the Option shall become exercisable in full on the date of death and shall continue to be exercisable (by the Optionee’s successor in interest) until the date that is ten (10) years after the Date of Grant, at which time the Option shall terminate.

(c)
If the Optionee ceases to be a Director by reason of retirement as a Director, this Option shall cease vesting at the time the Optionee ceases to be a Director, and any Option Shares that are vested on the date of such retirement shall continue to be exercisable until the date that is ten (10) years after the Date of Grant. For purposes of this provision, “retirement” shall mean any mutually agreed departure from the Board after a Director has reached the age of 60.

(d)
If the Optionee ceases to be a Director by reason of the Director’s removal under Section 2.7 of the Company’s Bylaws, this Option shall, at the time the Optionee ceases to be a Director, terminate and all Option Shares that are then vested shall forthwith cease to be exercisable.

(e)
If the Optionee ceases to be a Director by reason of Disability, the Option shall vest and become exercisable in full at the time the Optionee ceases to be a Director and shall continue to be exercisable until the date that is ten (10) years after the Date of Grant, at which time the Option shall terminate. “Disability” with respect to the Optionee occurs, when and if, as a result of disease, injury or mental disorder, the Optionee is incapable of engaging in regular

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service with the Company, which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Company.

(a)
If the Optionee becomes an employee of the Company and in connection with such employment ceases to serve as a Director, this Option shall continue to vest in accordance with the terms hereof until the date that the Optionee’s employment with the Company is terminated, and any Option Shares that are exercisable on the date of such termination shall continue to be exercisable for a period of three (3) months following such termination date, provided that in no event shall the Option be exercisable later than the date that is ten (10) years after the Date of Grant.

As used herein, the terms “employment” and “employee” shall mean and include any one of the following relationships with the Company or one of its subsidiaries: director, employee, consultant or advisor.

4.	Payment of Purchase Price: The following payment methods may be used to purchase Option Shares in accordance with the terms of the Plan:

(a)	A cashless exercise in a manner described in Section 5(f)(2) of the Plan.

(b)	Cash or check payable to the Company.

(c)	Delivery by the Optionee of shares of Common Stock of the Company (by actual delivery or attestation) in accordance with Section 5(f)(3) of the Plan.

(d)	Any combination of the above methods.

5.
Non-Transferability of Option: Except as provided by will or the laws of descent and distribution, or as permitted by the Plan, this Option is personal and no rights granted hereunder shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), nor shall any such rights be subject to execution, attachment or similar process.

6.
Adjustment: This Option is subject to adjustment (including with respect to vesting of the Option Shares) upon certain changes in the Company’s common stock and certain other events, including a Change in Control Event or a Reorganization Event, as provided in Section 11 of the Plan.

7.
Change in Control: Upon the occurrence of a Change in Control Event (as defined in Section 11(b) of the Plan), this Option shall vest and be exercisable in full, whether or not then exercisable in accordance with its terms, and shall continue to be exercisable until the date that is ten (10) years after the Date of Grant.

8.
Withholding Taxes: Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company. The Optionee further acknowledges that the Company (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Option Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result.

Prior to the relevant taxable or tax withholding event, as applicable, the Optionee will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a

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combination of the following: (i) withholding from the Optionee’s director fees or other cash compensation paid to the Optionee by the Company; or (ii) withholding from proceeds of the sale of Option Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization).
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates. No fractional Option Shares will be issued pursuant to the grant of the Option and the issuance of Option Shares hereunder.

9.
No Advice Regarding Grant: The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Option Shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

10.
Binding Effect: This Agreement shall be binding upon and inure to the benefit of the Company and the Optionee and his or her respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.

11.
Notice: Each notice relating to this Award shall be in writing (which shall include electronic form) and delivered in person, electronically or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at Analog Devices, Inc., One Technology Way, Norwood, Massachusetts, 02062, Attention: Stock Plan Administrator, Treasury Department. Each notice to the Optionee shall be addressed to the Optionee at the Optionee’s last known mailing or email address, as applicable, on the records of the Company.

12.
Pronouns: Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

13.
Entire Agreement: This Agreement and the Plan constitute the entire understanding between the parties, and supersede all prior agreements and understandings, relating to the subject matter of these documents.

14.	Governing Law: This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.

15.
Interpretation: The interpretation and construction of any terms or conditions of this Agreement or the Plan, or other matters related to the Plan, by the Board of Directors of the Company shall be final and conclusive.

16.
Optionee’s Acceptance: The Optionee is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Option, the Optionee is deemed to have accepted and agreed to all of the terms and conditions of this Agreement and the provisions of the Plan.

17.
Electronic Delivery: The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.
Severability: The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

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19.
Imposition of Other Requirements: Subject to the terms of the Plan, the Company reserves the right to impose other requirements on the Option and the Option Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.
Private Placement: The Company has submitted filings in the United States in connection with the stock incentive plan under which this Option was made. The Company has not submitted any registration statement, prospectus or other filings with other local securities authorities (unless otherwise required under such local law), and the grant of the Option is not intended to be a public offering of securities in any other jurisdiction or subject to the supervision of other local securities authorities.

21.
Waiver: The Optionee acknowledges that a waiver by the Company or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other optionee.

A copy of the Plan prospectus is available on the Company’s Intranet at http://signals.corpnt.analog.com/default.aspx. (From Signals home page, click Knowledge Centers, HR, Employee Stock Programs. The related documents can be found in the right-hand column.) If the Optionee is unable to access this information via the Intranet, the Company’s or the Optionee’s regional stock plan administrator can provide the Optionee with copies. If you have any questions regarding your stock option, please contact the Stock Plan Administrator or Jeanne Weinzierl, Assistant Treasurer, at (781) 461-3622 or email Jeanne.Weinzierl@Analog.com.

Ray Stata    Vincent Roche
Chairman of the Board    President & Chief Executive Officer

6605467-v9\GESDMS

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